Exhibit 5.1

To the Addressees named in the Schedule

16 March 2016

Dear Sirs

Ocean Rig UDW Inc. – Transfer By Way of Continuation to the Cayman Islands

We are acting as counsel as to Cayman Islands law to Ocean Rig UDW Inc. (the “Company”), a corporation incorporated under the laws of the Republic of the Marshall Islands in connection with (a) the proposed registration by way of continuation of the Company as an exempted company limited by shares in the Cayman Islands (“Transfer by Way of Continuation”) pursuant to Section 201 of the Companies Law (2013 Revision) of the Cayman Islands (the “Companies Law”); and (b) the Company’s Form F-4 registration statement (“Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 on 11 March 2016 (the “Form F-4”).

We refer in particular to the 138,666,384 common shares with nominal value of US$0.01 of the Company (the “Common Shares”), the 8,000,000 series A participating preferred shares with nominal value of US$0.01 of the Company (the “Preferred Stock”) and the associated preferred stock purchase rights (the “Preferred Stock Purchase Rights”), of which the Common Shares and the Preferred Stock Purchase Rights will be registered with the SEC pursuant to the Form F-4 on completion of the Transfer by Way of Continuation.

1	Documents Reviewed

We have reviewed the Form F-4 and such documents as we have considered necessary for the purpose of rendering this opinion.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	Under the laws of the Republic of the Marshall Islands (the “De-Registration Jurisdiction”) and all other relevant laws (other than the laws of the Cayman Islands) the Company is, and at all times relevant for purposes of rendering the opinions as expressed herein, was duly incorporated, validly existing and in good standing under the laws of the De-Registration Jurisdiction, and has, and at all times relevant for purposes of rendering our opinions as expressed herein had, the full power, authority and legal right to de-register as a body corporate limited by shares from the De-Registration Jurisdiction and to register by way of continuation as an exempted company limited by shares in the Cayman Islands.

2.4	At all times relevant times for purposes of rendering our opinions as set forth herein, the laws of the De-Registration Jurisdiction permitted the Company to transfer by way of continuation in to the Cayman Islands.

2.5	That the transfer by way of continuation of the Company in to the Cayman Islands pursuant to Section 201 of the Companies Law will by duly authorised by the Company.

2.6	That all necessary action was taken, or will be taken, under the applicable laws of the De-Registration Jurisdiction to authorise and permit the Company to transfer by way of continuation in to the Cayman Islands pursuant to Section 201 of the Companies Law and any and all consents, approvals and authorisations from applicable Marshall Islands governmental authorities required to authorise and permit the Company to transfer by way of continuation have been, or will be, obtained.

2.7	Immediately prior to the Transfer by Way of Continuation, the Common Shares will be, or have been, duly and validly authorised, legally and validly issued and fully paid and non-assessable under the laws of the De-Registration Jurisdiction.

2.8	Immediately prior to the Transfer by Way of Continuation, the Preferred Stock will be, or has been, duly and validly authorised under the laws of the De-Registration Jurisdiction.

2.9	Immediately prior to the Transfer by Way of Continuation, the Preferred Stock Purchase Rights and any agreement constituting such rights will be, or have been, duly and validly authorised and will be, or are, legal, valid, binding and enforceable under the laws of the De-Registration Jurisdiction and all other laws (other than the laws of the Cayman Islands).

2.10	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the De-Registration Jurisdiction and have assumed that the laws of the De-Registration Jurisdiction authorise the Company to continue into the Cayman Islands and that the Company has, or shall, comply fully with the laws of the De-Registration Jurisdiction in respect of the continuation into the Cayman Islands.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	Upon the issuance of a certificate of registration by way of continuation (“Certificate of Registration”) in relation to the Company by the Registrar of Companies in the Cayman Islands, the Company will have been duly registered by way of continuation as an exempted company under the laws of the Cayman Islands.

3.2	Once the registration of the Company by way of continuation as an exempted company in the Cayman Islands is effective, and appropriate entries have been made in the register of members of the Company in respect of the Common Shares which are to be registered by the Company with the SEC pursuant to Form F-4, the Common Shares, the Preferred Stock and the associated Preferred Stock Purchase Rights will, by operation of law, be duly and validly authorised, and the Common Shares will be legally and validly issued and fully paid and non-assessable under the laws of the Cayman Islands.

4	Qualifications

This opinion is subject to the following qualification and limitation that under the Companies Law, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We express no view as to the commercial terms of the de-registration in the De-Registration Jurisdiction or the registration by way of continuation in the Cayman Islands. The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

This opinion letter is addressed to and for the benefit solely of the addressees and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Schedule

List of Addressees

Ocean Rig UDW Inc.

10 Skopa Street, Tribune House

2nd Floor, Office 202, CY 1075

Nicosía, Cyprus